[LOGO]      CNB Bancshares, Inc.
            P.O. Box 778  Evansville, Indiana 47705-0778
            Telephone: 812-456-3400                          News Release

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FOR FURTHER INFORMATION:

          MEDIA
          -----
Joan F. David
Corporate Relations
812-456-3564
davidjf@citizensonline.com

                  ANALYSTS
                  --------
John R. Spruill                   Ralph L. Alley
Chief Financial Officer           Controller
812-456-3043                      812-456-3583
spruiljr@citizensonline.com       alleyrl@citizensonline.com


FOR IMMEDIATE RELEASE                                        JUNE 2, 1998

   CNB ANNOUNCES THE CONVERSION OF PINNACLE BANK'S DATA PROCESSING SYSTEMS AND MERGER RELATED CHARGES TO BE RECORDED IN THE 2ND QUARTER

CNB Bancshares, Inc. (NYSE:BNK) of Evansville, Indiana, announced that Pinnacle Bank's data processing systems have now been converted to CNB's. Pinnacle Bank, a $2.1 billion bank in southwest Michigan and northwest Indiana, was acquired by CNB on April 17.

Over the Memorial Day weekend, CNB replaced the teller and platform equipment in all 44 Pinnacle Bank locations and converted all loan, deposit and ATM processing to CNB's common platform. To provide for a smooth transition, over 100 associates from CNB will work side-by-side with Pinnacle associates at each Pinnacle Bank location for about two weeks. Jim Giancola, President and CEO of CNB, commented, "We convert all of our merger partners to our common data processing platform so that our customers can bank at any of our now 139 locations. This common platform allows for a greater offering of products, more customer convenience and greater sales opportunities. Finally, the common platform provides CNB with greater information to manage its business as well as reduce overall costs. We are very appreciative of the hundreds of associates at CNB and Pinnacle who have worked long hours over several months to complete the conversion."

In connection with the merger with Pinnacle, CNB will record one-time merger related charges of $41.3 million. The charges include $8.3 million in technology-related costs (including contract terminations and software and equipment write-offs), $9.7 million in severance pay and other personnel related expenses, $6.7 million for professional fees, $11.2 million in conforming accounting policies of Pinnacle to those of CNB, and $5.4 million in other costs. The after-tax effect of these charges is $30.0 million or $.89 per share.

CNB will file a Current Report on Form 8-K later today with the SEC that includes pro forma combined financial statements of CNB and Pinnacle as well as a narrative on the combined financial results for 1997 and first quarter 1998. This report will be available within twenty-four hours of filing on the EDGAR database at www.sec.gov.

CNB is the largest bank holding company based in Indiana. With 139 banking offices and 190 ATM's, CNB offers a complete line of financial products and services including brokerage, asset management, insurance, cash management, and employee benefit plans in addition to the traditional banking products. Customers may also bank with Citizens Bank and Pinnacle Bank on the Internet at www.citizensonline.com.

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